UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2006

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2005, Cabot Corporation ("Cabot") announced that John A. Shaw, an Executive Vice President and the Chief Financial Officer of Cabot, had decided to leave the company at the end of calendar year 2005. Effective as of January 4, 2006 (the "Separation Date"), Mr. Shaw’s employment with Cabot ended.

In connection with the termination of his employment, Mr. Shaw entered into a separation agreement that will become effective on January 11, 2006 unless otherwise revoked by Mr. Shaw. Under the agreement, Mr. Shaw will receive a lump sum payment of $725,000 payable within two weeks after the effective date of the separation agreement. Mr. Shaw also will continue to receive a financial planning benefit for a period of fourteen months following the Separation Date in an amount up to $12,150. The agreement also provides that, in accordance with Cabot’s 1999 Equity Incentive Plan, Cabot will purchase from Mr. Shaw, within thirty days of the Separation Date, 62,500 shares of unvested restricted stock purchased by Mr. Shaw in connection with his 2003 and 2004 long-term incentive awards for an aggregate consideration of $577,650 (the amount he paid for the shares). Under the agreement, Mr. Shaw is restricted from competing with Cabot or soliciting Cabot’s employees for a period of eighteen months following the Separation Date. Mr. Shaw also released claims he might have against Cabot.

The description in this Item 1.01 of Mr. Shaw's separation agreement is general in nature and qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to Cabot’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

January 10, 2006	By:	Brian A. Berube

Name: Brian A. Berube
Title: Vice President and General Counsel